UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012
Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-147019	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Sutter Street, 22nd Floor San Francisco, CA	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400
Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christian A. Larsen, has resigned as President and Chief Executive Officer of Prosper Marketplace, Inc. (the “Company”) effective as of March 15, 2012.  Mr. Larsen will continue to serve as Chairman of the Company’s Board of Directors. Dawn G. Lepore has been appointed to serve as the Company’s acting Chief Executive Officer, effective as of the same date, while the Company conducts a search for a permanent CEO. Also as of March 15, 2012, Eric Schwartz has been elected to serve on the Company’s Board of Directors (the “Board”).  It has not yet been determined whether Mr. Schwartz will serve on any committees of the Board.

Ms. Lepore, who is 57, served as president, chief executive officer and chairman of the board of drugstore.com, inc. from October 2004 until June 2011. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She currently serves as a director of eBay Inc. and Coupons.com Incorporated. Ms. Lepore received a B.A. from Smith College.

On November 3, 2011, the Company entered into a Stock Purchase Agreement with certain new investors (the “Share Purchasers”), pursuant to which, the Company issued and sold to such Share Purchasers 8,996,739 shares of the Company’s Series F Preferred Stock for an aggregate purchase price of $9.0 million.  The Share Purchasers included an affiliate of Mr. Schwartz.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: March 15, 2012	By:	/s/ Kirk T. Inglis
Kirk T. Inglis
Chief Financial Officer and Chief Operating Officer